Exhibit 99.1
Investor Relations:
Erica Abrams
The Blueshirt Group for Oplink
415.217.5864
erica@blueshirtgroup.com
Oplink To Acquire a Majority Interest in
Optical Communication Products, Inc.
Fremont, Calif., — April 23, 2007 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic components, intelligent modules, and subsystems solution provider, today announced that is has signed a definitive agreement with The Furukawa Electric Co., Ltd. (“Furukawa”) to acquire a majority interest in Optical Communication Products, Inc. (“OCP”) (Nasdaq: OCPI).
OCP is a leading designer and manufacturer of fiber-optic communication components and sub-systems. They manufacture a line of transceivers, transponders, transmitters, receivers, DWDM and CWDM solutions that address the metro, local, PON and storage area networking markets.
Under the terms of the agreement, Oplink will acquire all 66,000,000 shares of OCP common stock held by Furukawa, constituting approximately 58% of OCP’s outstanding shares, in exchange for $84,150,000 in cash and 857,258 shares of Oplink common stock. The purchase price values the OCP share being purchased at $1.50 per share, with 85% of the purchase payable in cash and 15% payable in Oplink common stock (valued at Oplink’s 30-day average closing price). The closing of the transaction is subject to customary closing conditions, including antitrust review. Oplink has delivered to OCP’s board of directors an offer to acquire the remaining outstanding shares of OCP at a price of $1.50 per share in cash, subject to certain conditions.
The acquisition of OCP is expected to broaden Oplink’s portfolio of offerings and significantly expand its addressable market. The combination of OCP’s expertise in active optical components and subsystems and Oplink’s leadership in passive components and subsystems will create the industry’s leading solution set for metro and access applications.
“We are excited about the strong strategic fit of our companies and believe this acquisition will substantially benefit our combined customers, including Nortel, Cisco, Alcatel, Tellabs and Huawei, among many others,” commented Joe Liu, president and CEO of Oplink. “As the market leader in providing components and subsystems for the access market, which is an important and growing market with telecom and datacom customers, OCP is a natural complement to Oplink’s metro solutions strength. We believe the combined companies will make a strong competitive player and together we have the opportunity for significant growth in revenue.”
Conference Call Today, Monday, April 23, 2007 at 1:30 PM

The Company will host a corresponding conference call at 1:30 p.m. Pacific Time on April 23, 2007. To access the conference call, dial (800) 257-7063 for the US or Canada and (303) 262-2137 for international callers. A webcast replay will be available on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com beginning approximately two hours after the completion of the call. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on April 23, 2007 until 11:59 p.m. Pacific Time on April 26, 2007, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11088819.
About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.
Cautionary Statement
This news release contains forward-looking statements, including without limitation the statements that the transaction is expected to broaden Oplink’s portfolio of offerings and significantly expand its addressable market, that the combination of OCP’s expertise in active optical components and subsystems and Oplink’s leadership in passive components and subsystems will create the industry’s leading solution set for metro and access applications, that the combined companies will make a strong competitive player and together have the opportunity for significant growth in revenue, and the other statements regarding expected benefits of the transaction, that involve risks and uncertainties, which may cause results to differ substantially from expectations. These risks include, but are not limited to, the risk that the purchase of shares from Furukawa will not be consummated, the risk that even if the purchase is consummated, Oplink will not be able to realize the expected benefits of the transaction because it does not own all of the shares of OCP, and will not be able to integrate the businesses of Oplink and OCP or realize any synergies, the risk that the transaction will not be well received by customers, employees, investors or other constituents, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
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